SUBCUSTODIAN AGREEMENT


     The undersigned custodian (the "Custodian") for the investment company identified in Schedule A attached
(collectively, the "Funds") hereby appoints on the following terms and conditions Chemical Bank as subcustodian (the
"Subcustodian") for it and the Subcustodian hereby accepts such appointment on the following terms and conditions as of the date set forth below.

          1. QUALIFICATION. The Custodian and the Subcustodian each represent to the other and to each Fund that it is qualified to act as custodian for a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

          2. SUBCUSTODY. The Subcustodian agrees to hold in a separate account, segregated at all times from all other accounts maintained by the Subcustodian, all securities and evidence of rights thereto of each of the Funds (collectively, "Fund Securities") deposited, from time to time by the Custodian with the Subcustodian. The Subcustodian will accept, hold or dispose of and take such other reasonable actions with respect to Fund Securities, in addition to those specified in Section 3, in accordance with the instructions of the Custodian relating to Fund Securities given in the manner set forth in Section 4 ("Instructions"). The Subcustodian hereby waives any claim against, or lien on, any Fund Securities for any claim hereunder. Registered Fund Securities may be held in the name of the Subcustodian or nominee. To the extent that ownership of Fund Securities may be recorded by a book entry system maintained by any transfer agent or registrar for such Fund Securities (including, but not limited to, any such system operated by the Subcustodian) or by Depositary Trust Company, the Subcustodian may hold Fund Securities as a book entry reflecting the ownership of such Fund Securities by it or its nominee and need not possess certificates or any other evidence of ownership.

          3. SUBCUSTODIAN'S ACTS WITHOUT INSTRUCTIONS. Except as otherwise instructed pursuant to Section 4, the Subcustodian will (i) present all Fund Securities requiring presentation for any payment thereon, (ii) distribute to the Custodian cash received thereupon, (iii) collect and distribute to the Custodian interest and any dividends and distributions on Fund Securities, (iv) forward to the Custodian all confirmations, notices, proxies or proxy soliciting materials relating to the Fund Securities received by it (and the Custodian agrees to forward same to the Fund), (v) report to the Custodian any missed payment or other default upon any Fund Securities known to it as Subcustodian hereunder, (the Subcustodian shall be deemed to have knowledge of any payment default on any Fund Securities in respect of which it acts as paying agent); all cash distributions from the Subcustodian to the Custodian will be on same day funds, or the same day that same day funds are received by the Subcustodians unless such distribution required instructions from the Custodian which were not timely received, and (vi) at the request of the Custodian, or on its behalf, execute any necessary declarations or certificates of ownership (provided by the Custodian or on its behalf) under any tax law nor or hereafter in effect. The Subcustodian will furnish to the Custodian, upon the Custodian's request, any report of the Subcustodian's independent public accountants on an examination of its internal accounting controls and procedures for safeguarding securities held in its custody for the account of others.

          4. INSTRUCTIONS, OTHER COMMUNICATIONS. Any officer of the Custodian designated from time to time by letter to the Subcustodian, signed by the President or any Vice President and any Assistant Vice President, Assistant Secretary or Assistant Treasurer of the Custodian, as an officer of the Custodian authorized to give Instructions to the Subcustodian with respect to Fund Securities (an "Authorized Officer") shall be authorized to instruct the Subcustodian as to the acceptance, holding, voting, presentation, disposition or any other action with respect to Fund Securities from time to time in writing signed by such Authorized Officer and delivered by hand, mail, telecopier, tested telex, tested computer printout or such other reasonable method as the Custodian and Subcustodian shall agree is designed to prevent unauthorized officer's instructions. The Subcustodian is also authorized to accept an act upon Instructions regardless of the manner in which given (whether orally, by telephone or otherwise) if the Subcustodian reasonably believes such Instructions are given by an Authorized Officer. The Subcustodian will promptly transmit to the Custodian all receipts, confirmations or other transactional evidence received by it in respect of Fund Securities as to which the Subcustodian has received any Instructions. Instructions and other communications to the Subcustodian shall be given to Chemical Bank, 55 Water Street, Room 504, New York, New York, Attention: Debt Securities Administration, Phone: (212)820-5616 Telex:
     (212)269-8510 (or to such other address as the Custodian or the Fund or Funds giving such notice, shall specify by notice to the Subcustodian.

          5. THE SUBCUSTODIAN. The Subcustodian shall not be liable for any action taken or omitted to be taken in carrying out the terms and provisions of this Agreement if done without willful malfeasance, bad faith, negligence or reckless disregard of its obligations and duties under this Agreement.

          The Subcustodian shall not have any responsibility for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes or similar matters relating to the Fund Securities, except upon Instructions from the Custodian, nor for informing the Custodian with respect thereto, unless the Subcustodian has knowledge or is deemed to have knowledge of the aforesaid. The Subcustodian shall be deemed to have knowledge in circumstances where it is acting as tender agent or paying agent for the Fund Securities. The Subcustodian shall not be under a duty to supervise or to provide advice (other than notice) to the Custodian or any of the Funds relative to any purchase, sale, retention or other disposition of any Fund Securities held hereunder. The Subcustodian shall for the benefit of the Custodian and the Funds be required to exercise the same care with respect to the receiving, safekeeping, handling and delivery of Fund Securities than it customarily exercises in respect of its own securities.

          The Subcustodian will indemnify, defend and save harmless the Custodian and the Funds from any loss or liability incurred by the Custodian arising out of or in connection with the Subcustodian's willful malfeasance, bad faith, negligence or reckless disregard of its obligations and duties under this Agreement; PROVIDED, HOWEVER, that the Subcustodian shall in no event be liable for any special, indirect or consequential damages.

          The Custodian agrees to be responsible for, and will indemnify, defend and save harmless the Subcustodian (or any nominee in whose name any Fund Securities are registered) for, any loss or liability incurred by the Subcustodian (or such nominee) arising out of or in connection with any action taken by the Subcustodian (or such nominee) in accordance with any Instructions or any other action taken by the Subcustodian (or such nominee) in good faith and without negligence pursuant to this Agreement, including any expenses, taxes or other charges which the Subcustodian (or such nominee) is required to incur or pay in connection therewith.

          6. RESIGNATION. The Subcustodian may resign as such at any time upon not less than five business days' prior written notice to the Custodian. In the event of such resignation or any other termination of this Agreement, the Subcustodian shall deliver all Fund Securities then held by it to the Custodian, or as otherwise directed by the Custodian pursuant to Instructions received by the Subcustodian, at the Custodian's expense; PROVIDED, HOWEVER, that the Subcustodian shall not be required to effect any such delivery outside the Borough of Manhattan.

          7. MISCELLANEOUS. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may be executed in counterparts each of which shall be deemed an original but all of which shall constitute the same instrument, and (iii) may be amended only by written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.


Dated:                             ______________________________

                              By:  ______________________________
                              [Address]
                              Telephone:
                              Telex:

                              As Custodian for the Funds Listed
                              in Schedule A attached


                              CHEMICAL BANK


                              By:  ______________________________